CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               MEDITE CORPORATION



          Medite Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST:    That at a meeting the Board of Directors of said Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that such amendment be presented to the sole stockholder of said Corporation for its consideration thereof. The resolution setting forth the proposed amendment is as follows:

     "RESOLVED, that the Restated Certificate of Incorporation of this Corporation be amended by adding the following paragraph to ARTICLE FOUR of the Restated Certificate of Incorporation:

          "As of the Effective Time (as hereinafter defined) each share of Common Stock, of the Corporation issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified as and converted into and shall thereafter represent for all corporate purposes eleven thousand (11,000) validly issued, fully paid and nonassessable shares of Common Stock without any action on the part of the holder thereof. As used herein, "Effective Time" shall mean 11:59 p.m. (Eastern Standard Time) on the date that the Certificate of Amendment of Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware to effect the inclusion of this paragraph of ARTICLE FOUR. Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each record holder of a stock certificate or certificates that represent a share or shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate evidencing and representing the number of shares of Common Stock to which such record holder is entitled pursuant to the foregoing reclassification."


     SECOND:   That thereafter, by written consent in lieu of a special meeting of the sole stockholder of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware, the sole stockholder adopted and approved such resolution approving the amendment to the Restated Certificate of Incorporation.

     THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be executed and acknowledged this 28th day of February, 1995.


                                   MEDITE CORPORATION

                                   /s/ Michael A. Snetzer
                                   Michael A. Snetzer, President

ATTEST:


/s/ Margaret A. Mann
Margaret A. Mann
Secretary


(Corporate Seal)